UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 21, 2008

WOLVERINE TUBE, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000 Huntsville, Alabama	35801
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (256) 353-1310

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Purchase and Sale Agreement, Bill of Sale, Assignment and Assumption of Contracts, and Novation Agreement

On April 21, 2008, Wolverine Tube, Inc. (“Wolverine” or “Seller”) sold its plant in Booneville, Mississippi (the “Booneville Sale”) to an unaffiliated party pursuant to a Purchase and Sale Agreement effective as of January 25, 2008 (the “Agreement”) by and between Wolverine and Anika and Associates, Inc., a Michigan corporation (“Purchaser”), and a Bill of Sale, Assignment and Assumption of Contracts entered into by and between the Seller and the Purchaser on the closing date, April 21, 2008. Additionally, a Novation Agreement was entered into by and between the Seller and the Purchase on April 18, 2008, extending the date by which the closing was to occur under the Agreement from March 31, 2008 to April 25, 2008 (collectively, the “Agreements”).

Pursuant to the Agreements, Seller transferred all of its land and improvements, fixtures, all contracts or agreements associated with the property to the extent assignable, warranties, guaranties, indemnities, claims, licenses, permits or other similar documents, telephone exchanges, plans, drawings, specifications, surveys, engineering reports and other technical information used in the operation of the plant (collectively, the “Property”). Purchaser purchased the Property free and clear of all liens, claims, easements and encumbrances, except for certain permitted encumbrances defined therein. Wolverine ceased its manufacturing operations at the Booneville facility in the fourth quarter of 2007.

The net purchase price relating to the Booneville Sale which was paid at closing was $1,361,850.00 in cash.

The Agreement contains representations and warranties by the parties customary for agreements of this type. Additionally, Purchaser and Seller entered into a triple-net lease agreement containing customary clauses and pursuant to which the Seller leases the land and improvements from the Purchaser until June 30, 2008 at a rate of $2.00 NNN per square foot.

The Bill of Sale, Assignment and Assumption of Contracts entered into on the closing date contains indemnification obligations by Purchaser and Seller to indemnify each other for certain breaches arising out of the assumption and discharge of certain tangible personal property, certain service contracts and certain license agreements that are thereby assigned from Seller to Purchaser. Seller has agreed to indemnify for these items regarding any cost, liability, damage or expense (including attorneys’ fees) arising out of or relating to Seller’s failure to perform any obligations thereunder to the extent accruing prior to the closing date and Purchaser has agreed to indemnify for any such occurrence thereafter.

The foregoing summary is qualified in its entirety by the full text of the Purchase and Sale Agreement attached as Exhibit 10.1, the Bill of Sale, Assignment and Assumption of Contracts attached as Exhibit 10.2 and the Novation Agreement attached as Exhibit 10.3 hereto.

Item 2.05 Costs Associated with Exit or Disposal Activities.

In connection with the closing of the Booneville Sale on April 21, 2008, which Wolverine entered into in line with its strategic focus on value added, heat transfer tubing products, fabricated products, and joining technology products, Wolverine estimates that aggregate expenses and charges of approximately $230,000 in brokerage and legal fees will be incurred in the second quarter of 2008. In addition, a non-cash charge of approximately $400,000 to write-down the carrying value of the net assets was recorded. Wolverine does not expect that this transaction will result in additional future cash expenditures. The information included in Item 1.01 Purchase and Sale Agreement, Bill of Sale, Assignment and Assumption of Contracts, and Novation Agreement is incorporated herein by reference.

Item 2.06 Material Impairments.

As discussed in Item 2.05 above, in connection with Wolverine’s closing of the Booneville Sale on April 21, 2008, Wolverine recognized an impairment charge of approximately $400,000 related to the carrying value of the Booneville property. The impairment charge was recorded in the first quarter of 2008. The information included in Item 2.05 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Description

	10.1	Purchase and Sale Agreement, effective as of January 25, 2008, by and between Wolverine Tube, Inc., as the seller, and Anika and Associates, Inc., as the purchaser.

	10.2	Bill of Sale, Assignment and Assumption of Contracts, dated as of April 21, 2008, by and between Wolverine Tube, Inc., as the assignor, and Anika and Associates, Inc., as the assignee.

	10.3	Novation Agreement, dated as of April 18, 2008, by and between Wolverine Tube, Inc. and Anika and Associates, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Dated: April 25, 2008

WOLVERINE TUBE, INC.

By:	/s/ David A. Owen
David A. Owen
Senior Vice President and Chief
Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Purchase and Sale Agreement, effective as of January 25, 2008, by and between Wolverine Tube, Inc., as the seller, and Anika and Associates, Inc., as the purchaser.

10.2	Bill of Sale, Assignment and Assumption of Contracts, dated as of April 21, 2008, by and between Wolverine Tube, Inc., as the assignor, and Anika and Associates, Inc., as the assignee.

10.3	Novation Agreement, dated as of April 18, 2008, by and between Wolverine Tube, Inc. and Anika and Associates, Inc.